Exhibit 99.1

Tabula Rasa HealthCare Reports First Quarter 2021 Results

MOORESTOWN, N.J., May 6, 2021 /PRNewswire/ -- Tabula Rasa HealthCare, Inc. (“TRHC”) (Nasdaq:TRHC), a leading healthcare technology company advancing the safe use of medications, today reported financial results for the first quarter ended March 31, 2021.

“I am pleased with the solid start to 2021 with first quarter revenue at the high end of our guidance range. We had an eventful quarter with a number of notable developments to start the year including: 1) a faster-than-expected return to historical PACE enrollment growth rates in March, which has continued into the second quarter of 2021; 2) a flurry of governmental policy activity at the federal level such as the PACE Plus Act that could exponentially expand the size of the PACE market; and 3) a publication in a peer-reviewed journal of an important study, with several more in the pipeline, which further validates and reinforces the strong outcomes and ROI associated with our MedWise® science,” said Calvin H. Knowlton, PhD, TRHC’s Chief Executive Officer, Chairman and Founder.

First Quarter 2021 and Subsequent Event Highlights

o	Our PACE census additions for our CareKinesis pharmacy services during March and April represented the two best consecutive months since the pandemic began.

o	As of April 26, 2021, the current backlog of new expansion centers and new PACE organizations under contract stands at 48 with 21 projected to go live during the remainder of 2021. The majority of these new implementations include our CareKinesis pharmacy services. Once these programs are at full capacity, which is approximately three years on average, we anticipate that the annual revenue generated from these new sites could be in excess of $70 million.

o	Our investment in sales and marketing is already yielding a positive impact, with strong first quarter bookings within our MedWise payer division, up 41% as compared with a year ago, and approximately one quarter of our new 2021 sales goal already achieved.

First Quarter 2021 Financial Results

All comparisons, unless otherwise noted, are to the three months ended March 31, 2020.

●	Total revenue - Total revenue of $76.7 million, at the high end of our guidance range of $75 million to $77 million, increased 5% compared to $72.8 million in 2020. Total revenue included product revenue of $42.0 million, an increase of 13%, and solutions (i.e. software and services) revenue of $34.7 million, a decrease of 3%. The October 2020 acquisition of Personica contributed 6% of inorganic growth during the first quarter.

●	Total revenue by segment

o	CareVention HealthCare revenue increased 15% to $55.8 million, comprised of $41.8 million of PACE product revenue (up 13%) and $13.9 million of PACE solutions revenue (up 20%). Personica contributed 9% of inorganic growth to overall segment growth.

o	MedWise HealthCare revenue decreased 13% to $20.9 million, primarily comprised of $10.7 million (down 25%) of medication safety services and $10.1 million (up 2%) of software subscriptions. The decline in medication safety services was in line with our expectations given our previously disclosed plan to deliver our MTM services using a more balanced approach throughout the year to better manage staffing and profitability, as well as the lack of an MTM contract renewal with a large client as discussed on our last earnings call. These two factors offset incremental revenue from contract expansions and new client launches resulting from the solid progress the sales team has made toward their sales target this year.

●	GAAP net loss - Net loss was $19.5 million compared to a net loss of $14.4 million, driven by increased cost of revenue and higher non-core expenses, specifically an increase of $1.7 million in depreciation and amortization and an increase of $3.6 million in income taxes, partially offset by a decrease of $2.1 million in interest expense due to the adoption of ASU 2020-06. Our core expenses (i.e. cost of revenue, research and development, sales and marketing, and general and administrative expenses) increased $6.4 million, or 8%, as compared with revenue growth of 5%, or $3.9 million.

●	Non-GAAP Adjusted EBITDA - Non-GAAP Adjusted EBITDA of $3.6 million (4.7% margin), which was above the mid-point of our guidance range of $3 million to $4 million, declined as compared to $4.8 million (6.6% margin). The decline was driven by planned lower revenue and profitability in our MedWise HealthCare segment and increased investments in corporate shared services, specifically sales and marketing, to support our growth strategy.

●	Non-GAAP Adjusted EBITDA by segment - Excluding $11.2 million of shared services:

o	CareVention HealthCare non-GAAP Adjusted EBITDA of $12.9 million (23.2% margin) increased 10% as compared to $11.7 million (24.1% margin) a year ago.

o	MedWise HealthCare non-GAAP Adjusted EBITDA of $1.9 million (8.9% margin) decreased as compared to $2.8 million (11.7% margin) a year ago, primarily due to planned lower medication safety services revenue.

A reconciliation of generally accepted accounting principles (“GAAP”) in the United States to non-GAAP results has been provided in this press release in the accompanying tables. An explanation of these measures is also included below under the heading “Non-GAAP Financial Measures.”

2021 Financial Outlook

Based on current market conditions and our expectations as of today, we are introducing second quarter 2021 guidance and reiterating our full year 2021 guidance, both are summarized below.

	Three Months Ended June 30, 2021		Year Ended December 31, 2021
	LOW	HIGH	LOW	HIGH

	(in millions except percentages)
Total revenue	$80.5	$82.5	$336.0	$356.0
Year over year growth	4%	6%	13%	20%
GAAP net loss	$(20.7)	$(19.7)	$(70.1)	$(64.1)
Adjusted EBITDA	$5.5	$6.5	$26.0	$32.0
Adjusted EBITDA margin	7%	8%	8%	9%

Upcoming Events

Members of TRHC’s executive team will be presenting at the following conferences: (1) RBC Capital Markets Global Healthcare Conference, May 18-20, (2) Benchmark Company Healthcare House Call Conference, May 26, (3) 41st Annual William Blair Growth Stock Conference, June 1-3, and (4) Stifel Virtual Cross Sector Insight Conference, June 8-10.

Quarterly Conference Call

The first quarter 2021 earnings conference call and webcast will be held tomorrow, Friday, May 7, 2021, at 8:30 a.m. ET. The conference call can be accessed by dialing 844-413-0947 for U.S. participants or 216-562-0423 for international participants, and referencing passcode 2849587 or via a live audio webcast available online at TRHC’s investor website (ir.trhc.com). An audio webcast replay will be available approximately two hours after completion of the call for a period of 90 days thereafter at ir.trhc.com and a replay will be available for seven days by dialing 855-859-2056 for U.S. participants or 404-537-3406 for international participants and referencing passcode 2849587.

About Tabula Rasa HealthCare

Tabula Rasa HealthCare (TRHC) provides medication safety solutions that empower healthcare professionals and consumers to optimize medication regimens, combatting medication overload and reducing adverse drug events – the fourth leading cause of death in the U.S. TRHC’s proprietary technology solutions, including DoseMeRx™ and MedWise®, improve patient outcomes, reduce hospitalizations, and lower healthcare costs. TRHC’s extensive clinical tele-pharmacy network improves care for patients nationwide. Its solutions are trusted by health plans and pharmacies to help drive value-based care. For more information, visit TRHC.com.

Non-GAAP Financial Measures

In addition to reporting all financial information required in accordance with GAAP, TRHC is also reporting Adjusted EBITDA, Adjusted EBITDA margin, and Adjusted Diluted EPS, each of which is considered a non-GAAP financial measure. Generally, a non-GAAP financial measure is a numerical measure of a company's performance or financial position that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP.

Adjusted EBITDA consists of net income or loss excluding certain other expenses, which includes interest expense, provision (benefit) for income tax, depreciation and amortization, change in fair value of acquisition-related contingent consideration expense, acquisition-related expense, and stock-based compensation expense. TRHC defines Adjusted EBITDA margin as Adjusted EBITDA as a percentage of revenues. TRHC defines Adjusted Diluted EPS as net income or loss before fair value adjustments for acquisition-related contingent consideration, amortization of acquired intangibles, amortization of debt discount and issuance costs, stock-based compensation expense, and the tax impact of those items using a normalized tax rate on pre-tax income (loss) adjusted for those items expressed on a per share basis using weighted average diluted shares outstanding. TRHC considers acquisition-related expense to include non-recurring direct transaction and integration costs, severance, and the impact of purchase accounting adjustments related to the fair value of acquired deferred revenue. TRHC believes the exclusion of these items assists in providing a more complete understanding of the company’s underlying operations results and trends and allows for comparability with TRHC’s peer company index and industry and to be more consistent with TRHC’s expected capital structure on a going forward basis. Please note that other companies may define their non-GAAP financial measures differently than TRHC.

TRHC presents these non-GAAP financial measures in this release because it considers them to be important supplemental measures of performance. TRHC uses these non-GAAP financial measures for planning purposes, including analysis of the company's performance against prior periods, the preparation of operating budgets and determination of appropriate levels of operating and capital investments. TRHC believes that these non-GAAP financial measures provide additional insight for analysts and investors in evaluating the company's financial and operational performance. TRHC also intends to provide these non-GAAP financial measures as part of the company's future earnings discussions and, therefore, their inclusion should provide consistency in the company's financial reporting.

Non-GAAP financial measures have limitations as an analytical tool. Investors are encouraged to review the reconciliation of Adjusted EBITDA and Adjusted Diluted EPS to their most directly comparable GAAP measures provided in this release, including in the accompanying tables.

Safe Harbor Statement

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that we believe to be reasonable as of today’s date. Forward-looking statements give current expectations or forecasts of future events or our future financial or operating performance, and include TRHC’s expectations regarding healthcare regulations, industry trends, available opportunities to TRHC, the financial and operating performance of TRHC, the impacts of the COVID-19 pandemic and TRHC’s expectations for 2021. Such statements are identified by use of the words “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “predicts,” “projects,” “should,” and similar expressions. These forward-looking statements are based on management's good-faith expectations, judgements and assumptions as of the date of this press release. Actual results might differ materially from those explicit or implicit in the forward-looking statements. Important factors that could cause actual results to differ materially include: the impacts of the current COVID-19 pandemic and other health epidemics; our continuing losses and need to achieve profitability; fluctuations in our financial results; the acceptance and use of our products and services by PACE organizations; the need to innovate and provide useful products and services; risks related to changing healthcare and other applicable governmental regulations; our ability to maintain relationships with a specified drug wholesaler; increasing consolidation in the healthcare industry; managing our growth effectively; our ability to adequately protect our intellectual property; the requirements of being a public company; our ability to recognize the expected benefits from acquisitions on a timely basis or at all; and the other risk factors set forth from time to time in our filings with the Securities and Exchange Commission (“SEC”), including those factors discussed under the caption “Risk Factors” in our most recent annual report on Form 10-K, filed with the SEC on February 26, 2021, and in subsequent reports filed with or furnished to the SEC, copies of which are available free of charge within the Investor Relations section of the Tabula Rasa HealthCare website http://ir.trhc.com or upon request from our Investor Relations Department. Tabula Rasa HealthCare assumes no obligation and does not intend to update these forward-looking statements, except as required by law, to reflect events or circumstances occurring after today’s date.

TABULA RASA HEALTHCARE, INC.

UNAUDITED CONSOLIDATED BALANCE SHEETS

(In thousands)

	March 31,	December 31,
	2021	2020
Assets
Current assets:
Cash	$16,899	$23,362
Restricted cash	3,294	5,170
Accounts receivable, net	29,365	32,516
Inventories	4,084	4,261
Prepaid expenses	3,933	3,739
Client claims receivable	15,336	14,412
Other current assets	11,972	9,752
Total current assets	84,883	93,212
Property and equipment, net	14,240	15,070
Operating lease right-of-use assets	21,047	21,711
Software development costs, net	30,745	27,882
Goodwill	170,835	170,862
Intangible assets, net	175,755	183,094
Other assets	5,085	2,609
Total assets	$502,590	$514,440
Liabilities and stockholders’ equity
Current liabilities:
Current portion of finance leases	$1	$4
Current operating lease liabilities	4,238	4,402
Acquisition-related contingent consideration	—	166
Acquisition-related notes payable	9,340	16,662
Accounts payable	6,730	11,245
Client claims payable	6,075	7,773
Accrued expenses and other liabilities	35,164	31,968
Total current liabilities	61,548	72,220
Line of credit	17,500	10,000
Long-term debt, net	318,316	239,285
Noncurrent operating lease liabilities	19,836	20,381
Deferred income tax liability, net	1,063	3,354
Other long-term liabilities	703	671
Total liabilities	418,966	345,911

Stockholders' equity:
Common stock	2	2
Treasury stock	(4,292)	(4,018)
Additional paid-in capital	288,698	352,445
Accumulated deficit	(200,784)	(179,900)
Total stockholders’ equity	83,624	168,529
Total liabilities and stockholders’ equity	$502,590	$514,440

TABULA RASA HEALTHCARE, INC.

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share and per share amounts)

	Three Months Ended
	March 31,
	2021	2020
Revenue:
Product revenue	$41,978	$37,087
Service revenue	34,702	35,740
Total revenue	76,680	72,827
Cost of revenue, exclusive of depreciation and amortization shown below:
Product cost	31,471	27,199
Service cost	22,556	20,874
Total cost of revenue, exclusive of depreciation and amortization	54,027	48,073
Operating expenses:
Research and development	3,987	4,828
Sales and marketing	6,245	5,540
General and administrative	17,542	16,967
Change in fair value of acquisition-related contingent consideration expense	—	700
Depreciation and amortization	11,625	9,913
Total operating expenses	39,399	37,948
Loss from operations	(16,746)	(13,194)
Interest expense, net	2,547	4,610
Loss before income taxes	(19,293)	(17,804)
Income tax expense (benefit)	199	(3,367)
Net loss	$(19,492)	$(14,437)
Net loss per share, basic and diluted	$(0.85)	$(0.68)
Weighted average common shares outstanding, basic and diluted	23,010,531	21,374,897

TABULA RASA HEALTHCARE, INC.

UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Three Months Ended
	March 31,
	2021	2020
Cash flows from operating activities:
Net loss	$(19,492)	$(14,437)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	11,625	9,913
Amortization of deferred financing costs and debt discount	635	3,252
Deferred taxes	174	(3,367)
Stock-based compensation	8,602	7,137
Change in fair value of acquisition-related contingent consideration	—	700
Acquisition-related contingent consideration paid	(67)	—
Changes in operating assets and liabilities, net of effect from acquisitions:
Accounts receivable, net	3,151	(7,114)
Inventories	177	(1,435)
Prepaid expenses and other current assets	(1,247)	4,625
Client claims receivables	(924)	—
Other assets	(2,610)	54
Accounts payable	(4,448)	1,528
Accrued expenses and other liabilities	2,012	(1,633)
Client claims payables	(1,698)	—
Other long-term liabilities	32	(20)
Net cash used in operating activities	(4,078)	(797)

Cash flows from investing activities:
Purchases of property and equipment	(522)	(763)
Software development costs	(5,863)	(4,228)
Net cash used in investing activities	(6,385)	(4,991)

Cash flows from financing activities:
Proceeds from exercise of stock options	2,226	1,153
Borrowings on line of credit	7,500	—
Payment of acquisition-related notes payable	(7,500)	—
Payments of acquisition-related contingent consideration	(99)	—
Repayments of long-term debt and finance leases	(3)	(49)
Net cash provided by financing activities	2,124	1,104

Net decrease in cash and restricted cash	(8,339)	(4,684)
Cash and restricted cash, beginning of period	28,532	46,581
Cash and restricted cash, end of period	$20,193	$41,897

TABULA RASA HEALTHCARE, INC.

UNAUDITED SEGMENT RESULTS

(In thousands)

	Three Months Ended
	March 31, 2021	March 31, 2020
Revenue
CareVention HealthCare:
PACE product revenue	$41,842	$37,087
PACE solutions	13,919	11,571
Total CareVention HealthCare	55,761	48,658

MedWise HealthCare:
Product revenue	136	—
Medication safety services	10,725	14,320
Software subscription and services	10,058	9,849
Total MedWise HealthCare	20,919	24,169

Total Revenue	$76,680	$72,827

Adjusted EBITDA
CareVention HealthCare	$12,910	$11,748
MedWise HealthCare	1,864	2,831
Shared Services	(11,175)	(9,772)
Total Adjusted EBITDA	$3,599	$4,807

Adjusted EBITDA margin
CareVention HealthCare	23.2%	24.1%
MedWise HealthCare	8.9%	11.7%
Total Adjusted EBITDA margin	4.7%	6.6%

TABULA RASA HEALTHCARE, INC.

UNAUDITED RECONCILIATION OF GAAP TO NON-GAAP MEASURES

(In thousands except share and per share amounts)

	Three Months Ended March 31,
	2021	2020
Reconciliation of net loss to Adjusted EBITDA
Net loss	$(19,492)	$(14,437)
Add:
Interest expense, net	2,547	4,610
Income tax expense (benefit)	199	(3,367)
Depreciation and amortization	11,625	9,913
Change in fair value of acquisition-related contingent consideration expense	—	700
Acquisition-related expense	118	251
Stock-based compensation expense	8,602	7,137
Adjusted EBITDA	$3,599	$4,807

Total revenue	$76,680	$72,827
Adjusted EBITDA margin	4.7%	6.6%

	Three Months Ended March 31,
	2021		2020

	(In thousands except per share amounts)
Reconciliation of diluted net loss per share to Adjusted Diluted EPS
GAAP net loss, basic and diluted, and net loss per share, basic and diluted	$(19,492)	$(0.85)	$(14,437)	$(0.68)
Adjustments:
Change in fair value of acquisition-related contingent consideration expense	—		700
Amortization of acquired intangibles	7,339		6,822
Amortization of debt discount and issuance costs	502		3,152
Acquisition-related expense	118		251
Stock-based compensation expense	8,602		7,137
Impact to income taxes (1)	920		(3,435)
Adjusted net (loss) income and Adjusted Diluted EPS	$(2,011)	$(0.09)	$190	$0.01

(1)	The impact to taxes was calculated using a normalized statutory tax rate applied to pre-tax income or loss adjusted for the respective items above and then subtracting or adding the tax provision or benefit, respectively, as determined for GAAP purposes.

	Three Months Ended
	March 31,
	2021	2020
Reconciliation of weighted average shares of common stock outstanding, diluted, to weighted average shares of common stock outstanding, diluted for Adjusted Diluted EPS
Weighted average shares of common stock outstanding, basic and diluted for GAAP	23,010,531	21,374,897
Adjustments:
Weighted average dilutive effect of stock options	—	1,384,878
Weighted average dilutive effect of restricted stock	—	484,979
Weighted average dilutive effect of contingent shares	—	75,569
Weighted average shares of common stock outstanding, diluted for Adjusted Diluted EPS (1)	23,010,531	23,320,323

(1)	For the three months ended March 31, 2021, we accounted for the convertible senior subordinated notes utilizing the if-converted method. Under this method, we are required to presume that the convertible senior subordinated notes are converted at the beginning of the current period and settled entirely in our common stock. However, no potential shares are assumed outstanding and are excluded from the diluted EPS calculation if including them would have an anti-dilutive effect. For the three months ended March 31, 2021, there was no impact on diluted EPS from the convertible senior subordinated notes as the conversion would have had an anti-dilutive effect.

For the three months ended March 31, 2020, we accounted for the convertible senior subordinated notes utilizing the treasury stock method. Under this method, we presumed that we would settle the notes entirely or partly in cash. The underlying shares issuable upon conversion of the notes were excluded from the calculation of diluted EPS, except to the extent that the average stock price for the reporting period exceeded their conversion price of $69.95 per share. For the three months ended March 31, 2020, there was no impact on diluted EPS from the convertible senior subordinated notes as the conversion price exceeded our average stock price.

TABULA RASA HEALTHCARE, INC.

UNAUDITED RECONCILIATION OF GAAP TO NON-GAAP GUIDANCE RANGES

(In millions)

	Three Months Ended June 30, 2021		Year Ended December 31, 2021
	LOW	HIGH	LOW	HIGH
Reconciliation from Net Loss Guidance to Adjusted EBITDA Guidance
Net loss:	$(20.7)	$(19.7)	$(70.1)	$(64.1)
Add:
Interest expense	2.2	2.2	9.0	9.0
Income tax expense	0.2	0.2	0.6	0.6
Depreciation and amortization	12.0	12.0	48.6	48.6
Stock-based compensation expense	11.8	11.8	37.8	37.8
Acquisition-related expense	—	—	0.1	0.1
Adjusted EBITDA	$5.5	$6.5	$26.0	$32.0

Contact:

Investors

Frank Sparacino

fsparacino@TRHC.com

T: 866-648-2767

Media

Anthony Mirenda

amirenda@trhc.com

T: 908-380-2143